Nationwide Life Insurance Company
One Nationwide Plaza
Columbus, OH 43215

RE:      NATIONWIDE VLI SEPARATE ACCOUNT - 6
         NATIONWIDE LIFE INSURANCE COMPANY
         Securities Act of 1933 File No. 333-______
         Investment Company Act of 1940 Act File No. 811-________

Dear Madam/Sir:

I have acted as counsel to Nationwide Life Insurance Company (the "Company"), an Ohio insurance company, and Nationwide VLI Separate Account - 6 (the "Separate Account") in connection with the registration of securities in the form of variable annuity contracts (the "Contracts") with the Securities and Exchange Commission under the Securities Act of 1933, as amended. I have examined such documents (including the Form N-6 Registration Statement) and reviewed such questions of law as I considered necessary and appropriate, and on the basis of such examination and review, it is my opinion that:

1. The Company is a corporation duly organized and validly existing as a stock life insurance company under the laws of the State of Ohio and is duly authorized by the Insurance Department of the State of Ohio to issue the contracts.

2. The Separate Account is a duly authorized and validly existing separate account established pursuant to the provisions of Title 39 of the Ohio Revised Code.

3. To the extent so provided under the Contracts, that portion of the assets of the Account equal to the reserves and other contract liabilities with respect to the Account will not be chargeable with liabilities arising out of any other business that the Company may conduct.

4. The Contracts, when issued as contemplated by the Form N-6 Registration Statement, will constitute legal, validly issued and binding obligations of the Company.

I hereby consent to the filing of this opinion as an exhibit to the Form N-6 Registration Statement for the Separate Account and the Contracts, respectively.

Sincerely,



/s/ MICHAEL R. MOSER

Michael R. Moser, Esq.